EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 27, 2025, relating to the consolidated financial statements of Renergen Limited (the “Company”), which appear in the Form 8-K filed by ASP Isotopes Inc. on May 27, 2025. Our report contains  an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ BDO South Africa Incorporated

BDO South Africa Incorporated

Wanderers Office Park

52 Corlett Drive

Illovo, 2196

July 16, 2026